Exhibit 10.1
BINDING LETTER OF INTENT
DATED AS OF MARCH 19, 2023
Reference is made to that certain Note Purchase Agreement, dated as of August 4, 2020, by and among Proterra Operating Company, Inc., a Delaware corporation formerly known as Proterra Inc. (the “Company”), the Investors (as defined therein) from time to time party thereto, the Guarantors (as defined therein) from time to time party thereto and CSI GP I LLC, as collateral agent (the “Existing Purchase Agreement” and, as amended, the “Purchase Agreement”), and the Secured Convertible Promissory Notes in the initial aggregate principal amount of $200,000,000.00 issued pursuant thereto (the “Existing Notes” and, as amended, the “Notes”). CSI Prodigy Holdco LP, CSI Prodigy Co-Investment LP, CS GP I LLC and CSI PRTA Co-Investment LP (collectively, the “Cowen Parties”) purchased and continue to hold Existing Notes in initial aggregate principal amount of $150,000,000.00. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Existing Purchase Agreement.
The terms of the Purchase Agreement and Notes, to the extent not otherwise provided for in this term sheet, shall be substantially the same as the Existing Purchase Agreement and Existing Notes, as adjusted to reflect the amendments below and with such other mechanical changes as are mutually and reasonably agreed between the parties.
In consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

	CURRENT	AMENDMENT
COUPON / DIVIDEND	9.5% per annum (5% cash / 4.5% PIK), with the PIK default rate being 6.5%	12.0% per annum (5.0% cash / 7.0% PIK), with the PIK default rate being 9%
MANDATORY CONVERSION	$9.86 (met if volume weighted average price exceeds the applicable level over a period of 20 consecutive trading days)
Mandatory conversion provisions amended to provide for mandatory conversion only on or after the one-year anniversary of the amendment effective date and only if the daily volume weighted average price of the Common Stock equals or exceeds (i) $15.00 after the first anniversary of the amendment effective date to but not including the second anniversary of the amendment effective date, or (ii) $12.00 after the second anniversary of the amendment effective date, in each case, over a period of 20 consecutive trading days. If mandatory conversion trigger is met, 1/3 of outstanding principal amount of Notes (plus interest accrued thereon) shall convert at each of $4.00, $5.00 and $6.00 per share of Common Stock, resulting in the conversion of all principal and interest due.

OPTIONAL CONVERSION	Option to convert at 25% discount to new equity-linked instrument.
Cowen Parties to have an additional option, at any time on or after the one-year anniversary of the amendment effective date until maturity of the Notes, to convert 1/3 of the aggregate principal amount of the Notes (plus interest accrued thereon) at $4.00 per share of Common Stock, 1/3 of the aggregate principal amount of the Notes (plus interest accrued thereon) at $5.00 per share of Common Stock, and 1/3 of the aggregate principal amount of the Notes (plus interest accrued thereon) at $6.00 per share of Common Stock, which conversion right shall be exercisable in whole or in part from time to time. Option to convert at a 25% discount to new equity-linked instrument is retained; provided, however, that conversion may occur at any time or from time to time on or after the one-year anniversary of the amendment effective date at a Conversion Price equal to a 25% discount to the lowest issuance price of an equity-linked instrument from the amendment effective date to the date of conversion; provided further that the Conversion Price shall not be adjusted below $1.016.

For the avoidance of doubt, if the Company has issued an equity-linked instrument after the amendment effective date, as specified above in this section, payments to the holders of Notes upon a liquidation event pursuant to clause (ii) of Section 2.2 of the Notes shall be calculated with reference to the lowest of the above Conversion Prices (including a 25% discount to the lowest issuance price of such equity-linked instrument) despite the holders having not converted at the time of such equity-linked instrument.

STOCKHOLDER APPROVAL	N/A
The Company shall use its best efforts to, as promptly as practicable after amendment effective date, and in any case no later than the Company’s 2023 annual meeting of stockholders, the Company shall cause to be held a meeting of the Company’s stockholders and shall cause to be presented to the Company’s stockholders for their approval at such meeting, and recommend the approval of, (i) an amendment to the Company’s certificate of incorporation, increasing the number of authorized shares of Common Stock to an amount that is sufficient, in the Company’s sole judgment, to issue shares of Common Stock pursuant to the terms of any then outstanding convertible or exchangeable securities or contractual obligations (other than the Notes), to settle the conversion of all then-outstanding Notes at the applicable Conversion Price then applicable (the “Authorized Share Amendment”), and (ii) the issuance of more than 19.99% of the Company’s outstanding shares of Common Stock at an issue price below the “minimum price” in payment of interest and settlement of conversions of the Notes in accordance with Nasdaq Stock Market Rule 5635 (the ”Nasdaq Stockholder Approval”). If such approvals are not received as provided in the immediately preceeding sentence, the Company shall continue to use its best efforts to receive such approvals as promptly as practicable, including by calling and holding a meeting of stockholders at which the Company seeks such stockholder approvals every six months thereafter until such stockholder approvals are received.

EQUITY ISSUANCE CAP	N/A
Notwithstanding anything herein to the contrary, unless and until the Company obtains Nasdaq Stockholder Approval, upon conversion of the Notes in accordance with the listing standards of The Nasdaq Global Select Market, the number of shares of Common Stock deliverable upon conversion of all Notes in the aggregate will be subject to, and shall not exceed the Share Cap (as defined below). Any conversions that will exceed the Share Cap shall, at the election of the noteholder, either (i) be retained as Notes or (ii) be payable in cash in an amount equal to the number of shares of Common Stock in excess of such cap multiplied by the simple average of the daily volume weighted average price of the Common Stock for the 20 trading days ending on and including the trading day immediately preceding the applicable conversion date.

”Share Cap” means, as of any time prior to the receipt of Nasdaq Stockholder Approval, 45,257,360 shares of Common Stock, and following the receipt of Nasdaq Stockholder Approval and prior to the Authorized Share Amendment, 177,782,000 shares of Common Stock, which amount shall in each case, shall be subject to the same adjustments as the Conversion Price.

GENERAL OWNERSHIP BLOCKER	N/A
Notwithstanding anything to the contrary in the Existing Notes or the Notes, no “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be entitled to receive any Common Stock otherwise deliverable upon conversion of the Notes to the extent that such receipt would cause such person or group to become, directly or indirectly, a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 40% of the Common Stock outstanding at such time.

CASH COVENANT (Section 7.1(k))
The Company and its Subsidiaries shall maintain Liquidity as of the last day of each quarter of not less than the greater of (i) seventy-five million Dollars ($75,000,000) and (ii) an amount equal to the product of multiplying (x) the amount of “Cash Burn” from operations for the three (3) month period ending on the end of such month by (y) four (4).

The Minimum Liquidity covenant (Section 7.1(k)) is waived through and including May 31, 2024. From the amendment effective date through and including May 31, 2024, the Company and its Subsidiaries shall maintain Liquidity as of the last day of each quarter of not less than $125,000,000.00.

GOING CONCERN COVENANT (Section 7.1(a)(i))
As soon as available, and in any event within 120 days after the close of each fiscal year, balance sheets as of the end of such fiscal year and the related statements of income, cash flow and shareholders equity for such fiscal year, on consolidated and consolidating bases for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification (or similar notation) as to scope or going concern (it being understood that any qualification with respect to the stated maturity date of the Notes or the Senior Bank Debt is permissible)).

The requirement that the financial statements to be delivered in accordance with Section 7.1(a)(i) of the Purchase Agreement be certified (without qualification (or similar notation) as to going concern shall be waived for the FY2022 and FY2023 financial statements.

TRANSFER RESTRICTIONS	The Note may be Transferred, in whole or in part, without the Company’s prior written consent to a Person that is not a Competitor.	The Note may be Transferred, in whole or in part, without the Company’s prior written consent to a Person that is not a Competitor.
MATURITY	August 4, 2025	August 4, 2028

This Binding Letter of Intent may be executed in two or more counterparts, including delivery by electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Subject to the terms and conditions of this Binding Letter of Intent and to execution and delivery of an amendment to the Intercreditor Agreement (as defined in the Note Purchase Agreement) on terms mutually satisfactory to the Company and the Cowen Parties, from and after the date of this Binding Letter of Intent, each party will execute and deliver, or cause its Affiliates to execute and deliver, all such documents and instruments and will take, or cause its Affiliates to take, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Binding Letter of Intent.
This Binding Letter of Intent and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns. This Binding Letter of Intent shall not be assignable by any party hereto without the prior written consent of the other parties hereto. Other than as explicitly set forth herein, nothing contained herein is intended to confer upon any person, other than the parties to this Binding Letter of Intent and their respective successors and permitted assigns, any rights or remedies under or by reason of this Binding Letter of Intent.
The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Binding Letter of Intent were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Letter of Intent and to enforce specifically the terms and provisions of this Binding Letter of Intent against the other parties hereto without proof of actual damages, this being in addition to any other remedy to which any such party is entitled at law or in equity.
This Binding Letter of Intent shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
This Binding Letter of Intent may be terminated at any time prior to the amendment effective date by mutual written agreement of the parties hereto.
[Signature Page Follows]

In consideration of the above terms and conditions and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby as of the date first set forth above, have set their hands below. .

PROTERRA OPERATING COMPANY, INC.

By:	/s/ Gareth T. Joyce
Name:	Gareth T. Joyce
Title:	President, Proterra Inc

ACCEPTED AND AGREED TO:

CSI I PRODIGY HOLDCO LP

By: CSI GP I LLC, its general partner

By:	/s/ Vusal Najafov
Name:	Vusal Najafov
Title:	Co-head

ACCEPTED AND AGREED TO:

CSI PRODIGY CO-INVESTMENT LP

By: CSI GP I LLC, its general partner

By:	/s/ Vusal Najafov
Name:	Vusal Najafov
Title:	Co-head

CSI PRTA CO-INVESTMENT LP

By: CSI GP I LLC, its general partner

By:	/s/ Vusal Najafov
Name:	Vusal Najafov
Title:	Co-head

CSI GP I LLC

By:	/s/ Vusal Najafov
Name:	Vusal Najafov
Title:	Co-head